UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

DREW INDUSTRIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 Mamaroneck Avenue, White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the intended retirement on December 31, 2008 of David L. Webster as Chairman, President and CEO of Kinro Inc. (“Kinro”), Registrant’s subsidiary, and in accordance with Registrant’s executive succession plan, on October 11, 2008, Registrant’s Board of Directors appointed Jason D. Lippert to assume responsibility for the operations of Kinro while he will continue his duties as Chairman, President and CEO of Lippert Components, Inc. (“LCI”), Registrant’s subsidiary.

On December 16, 2008, the following matters were completed:

(i)           In consideration for Mr. Lippert’s assuming responsibility for the operations of Kinro in addition to LCI, the Compensation Committee of Registrant’s Board of Directors increased the annual base salary payable to Mr. Lippert pursuant to the amended and supplemented Employment and Non-Competition Agreement, dated October 7, 2005, from $400,000 to $700,000, effective for the period October 1, 2008 through December 31, 2008;

(ii)           In recognition of Mr. Lippert’s extraordinary efforts in achieving a successful transition, as well as realizing savings from synergies, and achieving incremental sales increases, the Compensation Committee granted to Mr. Lippert a transition bonus of $425,000; and

(iii)           The Compensation Committee and Mr. Lippert agreed on the terms of a new employment and compensation agreement with Mr. Lippert. The new agreement will succeed the existing agreement, and reflects Mr. Lippert’s expanded responsibilities for the operations of both Kinro and LCI.

Pursuant to the new agreement, Mr. Lippert will receive the following compensation for the period January 1, 2009 through December 31, 2011 (the “Term”):

(A)	Annual base salary in the amount of $700,000; plus

(B)	Performance-based profit incentive compensation (the “Profit Bonus”) consisting of the following:

(i)           3.75% of the Operating Profits (as defined) of LCI, and its subsidiaries and affiliates the (“LCI Entities”) and Kinro, and its subsidiaries and affiliates (the “Kinro Entities”) combined (the “Combined Profits”) in excess of $35,000,000 and up to $50,000,000; plus

(ii)           4.25% of the Combined Profits in excess of $50,000,000 and up to $65,000,000; plus

(iii)           5% of the Combined Profits in excess of $65,000,000, plus

(C)	Performance-based industry-comparable incentive compensation (the “Industry Bonus”) consisting of the following:

There will be added to, or subtracted from, the Profit Bonus the amount of $20,000 for each 1% that the Combined Profits for any year during the Term, as compared to the immediately preceding calendar year, exceeds or is less than 2.5 times the percentage increase or decrease in the Number of Industry Units Sold (as defined) during such year, as compared to the immediately preceding calendar year; provided, however, that the Industry Bonus for any year during the Term shall not exceed 1.5% of the Combined Profits.

With respect to the Profit Bonus and the Industry Bonus, if any of the LCI Entities or the Kinro Entities acquire additional business operations, or dispose of existing business operations, the performance goals thresholds, pursuant to which the Profit Bonus and Industry Bonus are paid, will be modified, consistent with Registrant’s past practices, to give effect to any such acquisition or disposition; plus

(D)           Performance-based return on assets (“ROA”) incentive compensation (the “ROA Bonus”) consisting of the following:

For each year during the Term that the LCI Entities and the Kinro Entities achieve the combined Return on Assets (as defined) indicated below, the Executive will receive the following amounts:

(i)           For 2009, if the ROA is at least 20%, the Executive will receive $125,000, which amount will increase at the pro-rata rate of $30,000 per one (1%) percent increase in the ROA in excess of 20%; and

(ii)           For 2010, if the ROA is at least 21%, the Executive will receive $155,000, which amount will increase at the pro-rata rate of $30,000 per one (1%) percent increase in the ROA in excess of 21%; and

(iii)           For 2011, if the ROA is at least 22%, the Executive will receive $185,000, which amount will increase at the pro-rata rate of $30,000 per one (1%) percent increase in the ROA in excess of 22%.

(E)           The following applies to payment of the Profit Bonus, the Industry Bonus, and the ROA Bonus (collectively, the “Total Performance Bonus”):

(i)           For any year during the Term, the first $900,000 of Total Performance Bonus will be paid in cash; 50% of the Total Performance Bonus in excess of $900,000 (the “Excess Bonus”) will be paid in Deferred Stock Units (“DSUs”) of Registrant; and 50% of the Excess Bonus will be paid in cash.  Mr. Lippert’s election to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years from the date of grant;

(ii)           The Total Performance Bonus for any year during the Term may not exceed 8% of Combined Profits.

(F)           During the Term, Mr. Lippert will be entitled to receive substantially the same benefits and perquisites which he has previously received as an Executive Officer of LCI, including 401(K) matching contribution, the current annual taxable payment in the amount of $40,000 required to be invested in an annuity or cash value life insurance to provide retirement income, long-term disability insurance, and an automobile allowance.

(G)   Long-term non-qualified stock options to purchase shares of Registrant’s common stock may be granted to Mr. Lippert in the sole discretion of the Compensation Committee.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

10(iii)(A). The final written Employment and Non-Competition Agreement with Jason D. Lippert incorporating the matters described in Item 5.02 (including the defined terms) will be filed by amendment.

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED
(Registrant)

	By:	/s/ Joseph S. Giordano III
Joseph S. Giordano III
Chief Financial Officer and Treasurer

Dated: December 17, 2008